Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-113100, 333-123274, 333-132346, 333-140391, and 333-140392 on Form S-8 of Atheros Communications, Inc. of our report dated February 28, 2007, relating to the consolidated financial statements of Attansic Technology Corporation, appearing in this Current Report on Form 8-K/A of Atheros Communications, Inc.

DELOITTE & TOUCHE
Taipei, Taiwan The Republic of China
February 28, 2007